Exhibit 99.1

May 29, 2018

To my colleagues and partners:

I am writing to let you know that I was recently diagnosed with amyotrophic lateral sclerosis, a motor neuron disease otherwise known as ALS or Lou Gehrig’s disease. While I have only minor symptoms so far, this diagnosis has led me to have some very important conversations with my family, my doctors, and AMG’s Board of Directors, about how I should prioritize my time as I pursue treatments, around the things that mean the most to me: my family, my friends, and the incredible people and partners of AMG, with whom I’ve had the honor of building such an amazing organization together.

As a result of these conversations, I want to announce that Nate Dalton is succeeding me as Chief Executive Officer, and is joining the Board of Directors. I am becoming the Company’s Executive Chairman, and both my and Nate’s new roles are effective immediately. While ALS is a progressive disease, the rate of progression varies by individual, and I look forward to continuing to play an active role in the execution of AMG’s strategy along with supporting Nate and the executive management team.

I joined AMG in 1995 when the company had a single Affiliate and under $1 billion in assets under management. Today, 23 years later, we are a global firm, with 39 Affiliate partnerships around the world and over $830 billion in assets under management. It’s been the greatest honor of my professional life to lead this organization as we have built AMG into one of the largest and most highly-regarded investment management firms in the world.

Succession planning is, of course, at the center of AMG’s business strategy and philosophy, and our Board has always maintained a plan – now we are executing on it. Nate has been by my side as my partner for over two decades and has a uniquely deep understanding of our business, having managed our relationships with Affiliates, built our global distribution platform, and had responsibility for running a number of other corporate functions over his tenure. With his proven leadership skills and business acumen, and tireless commitment to AMG’s vision and values, Nate will be an excellent CEO.

I also have absolute confidence in AMG’s outstanding executive management team, who I have had the tremendous privilege of building and developing over our many years together. Most of our senior leaders have been with AMG for over a decade, and all embody the energy, intense pursuit of excellence, and integrity of AMG. Under Nate’s leadership, I know that this team will continue to drive the company forward to new heights of success.

AMG has been, and will continue to be, the professional project of my life. I want to emphasize how truly and deeply grateful I am for everything that you all do for our Company and for each other, today and over the many years that we have worked together. I remain as committed as ever to AMG’s vision and values, and know that you do too.

With gratitude,